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                                                                Exhibit 3

                       [GOLDMAN, SACHS & CO. LETTERHEAD]


PERSONAL AND CONFIDENTIAL

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April 20, 1997


Board of Directors
Goulds Pumps, Incorporated
300 WillowBrook Office Park
Fairport, New York 14450-4285


Ladies and Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Goulds Pumps, Incorporated (the "Company"), other than Shares owned by ITT or George (as defined below), of the $37.00 per Share in cash proposed to be paid by ITT or George in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of April 20, 1997 among ITT Industries, Inc. ("ITT"), George Acquisition, Inc. ("George"), a wholly-owned subsidiary of ITT, and the Company (the "Agreement").

The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which George will pay $37.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, George will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by ITT or George and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $37.00 in cash.

Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor with respect to the acquisition of Pumpenfabrik Ernst Vogel GmbH in 1994 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

Goldman Sachs is a full service securities firm and, in the course of normal trading activities, may from time to time effect transactions and hold positions in the securities of the Company or ITT for its own account or for the accounts of customers. As of April 17, 1997, Goldman Sachs, for its own account, had a long position of 725 Shares of the Company, a long position of 7,780 shares of Common Stock of ITT, and a $3,500,000 long position in a 7.40% corporate bond of ITT.
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Goulds Pumps, Incorporated
April 20, 1997
Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, and assumed such accuracy and completeness, for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $37.00 in cash to be received by the holders of Shares, other than Shares owned by ITT or George, in the Tender Offer and the Merger is fair to such holders.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)